PROMISSORY NOTE

U.S. $500,000.00 Date: May 1, 2026

FOR VALUE RECEIVED, Lifeloc Technologies, Inc., a Colorado corporation, with its principal office at 12441 West 49th Ave., Unit 4, Wheat Ridge, Colorado 80033 (the "Borrower"), hereby promises to pay to Vern Kornelsen, 130 N. Pearl St., Unit 1804, Denver, Colorado 80203 (the "Note Holder"), or order, the principal sum of Five Hundred Thousand and no/100 Dollars ($500,000.00), together with interest on the unpaid principal balance from the date of this Note until paid in full, at the interest rate set forth below.

The Interest Rate of this Note shall be determined as follows:

(i) The Initial Interest Rate (the "initial Rate") shall be 10.5% per annum, calculated on the basis of a 360- day year.

(ii) If the prime interest rate as published in the Eastern print edition of the Wall Street Journal on the last business day of any calendar quarter, commencing June 30, 2026 and each calendar quarter thereafter, (the "Published Rate") exceeds 6.75%, the Interest Rate for the subsequent life of the Note, unless the Published Rate further increases in subsequent calendar quarters, shall be the Initial Rate plus the difference between the Published Rate and 6.75%. For example, if the Published Rate is 7.75%, the Interest Rate shall be 11.5% (i.e., 10.5% + (7.75% - 6.75%)) for the remaining life of the Note unless the Published Rate further increases.

The Borrower shall make the following payments:

1. Interest-Only Payments: The Borrower shall pay interest on the outstanding principal balance from May 1, 2026 to December 31, 2026, as follows:

Eight monthly payments of $4,375.00 commencing May 31, 2026 and continuing on the last day of each month thereafter through December 31, 2026.

2. Principal and Interest Payments: Commencing on January 31, 2027, and continuing on the last day of each month thereafter, the Borrower shall pay principal and interest on the outstanding principal balance at the prevailing Interest Rate, based on a five-year amortization schedule, in equal monthly payments of $10,746.95, until all amounts due under this Note are paid in full.

All payments shall be made to the Note Holder at 130 N Pearl St, #1804, Denver, CO 80203, or such other place as the Note Holder may designate in writing.

The Borrower shall pay a late charge of five percent (5%) of any payment not received by the Note Holder within three (3) calendar days after the payment is due.

Payments received under this Note shall be applied first to any late charges, second to accrued interest at the default rate specified below (if applicable), third to accrued interest at the rate specified above, and the balance to the reduction of the principal amount.

If any payment required by this Note is not paid when due, or upon any other default hereunder, the entire outstanding principal amount and accrued interest thereon shall, at the option of the Note Holder, become

immediately due and payable ("Acceleration"). During such default, the indebtedness shall bear interest at the United States Prime Rate as published in the Eastern print edition of the Wall Street Journal plus five percent (5.0%) per annum, based on a 360 day year, from the date of default. The Note Holder shall be entitled to collect all reasonable costs and expenses of collection, including, but not limited to, reasonable attorneys' fees.

The Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date or change the amount of any subsequent payments.

The Borrower and all makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor, and protest, and agree to any extension of time of payment and partial payments before, at, or after maturity. This Note shall be the joint and several obligation of the Borrower and all makers, sureties, guarantors, and endorsers, and their successors and assigns.

Any notice to the Borrower provided for in this Note shall be in writing, addressed to the Borrower and shall be effective upon personal delivery to the Borrower or mailing such notice by first-class U.S. mail addressed to the Borrower at 12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033, or such other address as the Borrower may designate by written notice to the Note Holder. Any notice to the Note Holder shall be in writing and shall be effective upon personal delivery to the Note Holder or mailing such notice by first-class U.S mail, addressed to the Note Holder at 130 N Pearl Street, #1804, Denver, CO 80203, or such other address as the Note Holder may designate by written notice to the Borrower.

This Note is secured by a Deed of Trust on Lot 1, Ward West, County of Jefferson, State of Colorado, and by a security interest in all assets of the Borrower, whether now owned or hereafter acquired, including but not limited to all inventory, equipment, accounts, general intangibles, and proceeds thereof, pursuant to a separate Deed of Trust and to a separate security agreement. The Note Holder shall perfect this security interest by filing a Deed of Trust with the Public Trustee of Jefferson County, Colorado and by filing a UCC-1 financing statement with the Colorado Secretary of State. The security interest granted hereunder is subject to th prior perfected security interest of Citywide Banks.

This Note shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the undersigned Borrower has executed this Promissory Note as of the day first above written.

Lifeloc Technologies, Inc., a Colorado corporation

By: Wayne Willkomm
Its President